Filed pursuant to Rule 433

Registration No. 333-185265

Issuer Free Writing Prospectus dated December 10, 2012

Relating to Preliminary Prospectus Supplement dated December 10, 2012

AUTODESK, INC.

Pricing Term Sheet

1.950% notes due 2017

3.600% notes due 2022

Issuer:	Autodesk, Inc.

Format:	SEC Registered

Title:	1.950% notes due 2017 (the “2017 Notes”) 3.600% notes due 2022 (the “2022 Notes”)

Principal Amount:	2017 Notes: $400,000,000 2022 Notes: $350,000,000

Maturity:	2017 Notes: December 15, 2017 2022 Notes: December 15, 2022

Coupon:	2017 Notes: 1.950% 2022 Notes: 3.600%

Ratings*:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Price to Public:	2017 Notes: 98.985% of face amount 2022 Notes: 99.866% of face amount

Yield to Maturity:	2017 Notes: 2.165% 2022 Notes: 3.616%

Spread to Benchmark Treasury:	2017 Notes: T+155 bps 2022 Notes: T+200 bps

Benchmark Treasury:	2017 Notes: 0.625% due November 30, 2017 2022 Notes: 1.625% due November 15, 2022

Benchmark Treasury Yield:	2017 Notes: 0.615% 2022 Notes: 1.616%

Interest Payments:	Semi-annually on June 15 and December 15, commencing June 15, 2013

Make-Whole Call:	2017 Notes: At any time prior to maturity, at a discount rate of Treasury plus 25 basis points 2022 Notes: At any time prior to September 15, 2022, at a discount rate of Treasury plus 30 basis points

Par Call:	2017 Notes: None 2022 Notes: On or after September 15, 2022

Trade Date:	December 10, 2012

Settlement Date (T+3):	December 13, 2012

CUSIP/ISIN:	2017 Notes: 052769 AA4 / US052769 AA42 2022 Notes: 052769 AB2 / US052769 AB25

Joint Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 212-834-4533 or Morgan Stanley & Co. LLC at 866-718-1649.